Exhibit EX-28.d.q.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND WINSLOW CAPITAL MANAGEMENT, LLC

Effective October 1, 2014

Amended May 1, 2015*

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Large Cap Growth Fund

0.40% on Aggregate Subadviser Assets† up to $100 million;

0.35% on Aggregate Subadviser Assets† of $100 million and more but less than $350 million;

0.30% on Aggregate Subadviser Assets† of $350 million and more but less than $600 million;

0.25% on Aggregate Subadviser Assets† of $600 million and more but less than $1 billion;

0.20% on Aggregate Subadviser Assets† of $1 billion and more but less than $2.5 billion;

0.23% on Aggregate Subadviser Assets† of $2.5 billion and more but less than $3.5 billion;

0.24% on Aggregate Subadviser Assets† of $3.5 billion and more but less than $5 billion; and

0.25% on Aggregate Subadviser Assets† of $5 billion and more

*	As approved at the Board of Trustees Meeting held on March 10, 2015.
†	The term “Aggregate Subadviser Assets” shall mean the aggregate amount of assets resulting from the combination of (1) Subadviser Assets of the NVIT Multi-Manager Large Cap Growth Fund; (ii) the assets of one more more series of either the Trust or Nationwide Mutual Funds that the Adviser will allocate to, and put under the control of, the Subadviser; and (iii) the assets of one or more pooled investment accounts, including but not limited to the Nationwide Large Cap Growth Portfolio that Nationwide Fund Advisors, LLC will allocate to, and put under the control of, the Subadviser, provided however, that with respect to (iii) of this paragraph, any such pooled investment account, or position thereof that is subadvised by the Subadviser, operate pursuant to substantially identical investment objectives and strategies as those of the NVIT Multi-Manager Large Cap Growth Fund as of the date hereof.

Nationwide Mutual Funds is a Delaware statutory trust and registered investment company for which the Adviser also serves as investment adviser. The Nationwide Large Cap Growth Portfolio is a managed separate account of Nationwide Life Insurance Company, organized under Ohio law, that is exempt from registering as an investment company pursuant to Section 3(c)(11) of the Investment Company Act of 1940, as amended.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
WINSLOW CAPITAL MANAGEMENT, LLC

By:	/s/ Clark J. Winslow
Name:	Clark J. Winslow
Title:	CEO